SUB-ITEM 77E. LEGAL PROCEEDINGS
Since February 2004, Federated
and related entities (collectively,
"Federated") have been named as
defendants in several lawsuits that
are now pending in the United States
District Court for the Western
District of Pennsylvania. These
lawsuits have been consolidated into
 a single action alleging excessive
advisory fees involving one of the
 Federated-sponsored mutual funds ("Funds").
       Federated and its counsel
have been defending this litigation.
Additional lawsuits based upon
similar allegations may be filed
in the future. The potential impact
of these lawsuits, all of which seek
monetary damages, attorneys' fees and
expenses, and future potential similar
suits is uncertain. Although
we do not believe that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the
allegations in these matters will not result in increased redemptions, or reduced sales, of shares of the
Funds or other adverse consequences for the Funds.

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